 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2017

Appian Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38098	54-1956084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11955 Democracy Drive, Suite 1700, Reston, Virginia		20190
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (703) 442-8844
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On November 1, 2017 (the “Closing Date”), Appian Corporation (“Appian”) entered into a Third Amended and Restated Loan and Security Agreement (the “Financing Agreement”) between Appian, as Borrower, and Silicon Valley Bank (“SVB”). The Financing Agreement provides for a $20.0 million revolving line of credit (the “Facility”) that will be used for general business purposes.
The Facility is scheduled to mature on November 1, 2022. Amounts outstanding under the Financing Agreement will bear interest at a rate per annum equal to, at the option of Appian, either at the London interbank offered rate for deposits in U.S. dollars with a maturity comparable to such interest period, adjusted for statutory reserves (“LIBOR”) or at The Wall Street Journal prime rate (“Prime Rate”) plus an additional interest rate margin that is determined by the availability of borrowings under the Facility. The additional interest rate margin will range from 2.00% to 2.50% in the case of LIBOR advances and from 1.00% to 1.50% in the case of Prime Rate advances. Appian is required to pay SVB a commitment fee of $30,000 upon execution of the Financing Agreement and a quarterly unused facility fee in an amount between 0.15% and 0.25% per annum of the average unused portion of the Facility. The unused facility fee rate depends upon the availability of borrowings under the Facility. Appian’s obligations under the Facility are secured by a security interest on substantially all of its assets, excluding intellectual property. Appian has agreed not to encumber any of its intellectual property without the prior written consent of SVB.

The Financing Agreement requires Appian to maintain (i) an adjusted quick ratio of at least 1.35 to 1.0 and (ii) minimum adjusted EBITDA, in the amounts and for the periods set forth in the Financing Agreement. The Financing Agreement also includes customary affirmative covenants and customary negative covenants that, subject to certain exceptions, restrict the ability of Appian and its subsidiaries to (i) make certain dispositions of assets, (ii) undergo a change in control, (iii) enter into mergers, consolidations or similar transactions, (iv) incur additional indebtedness, (v) create, incur, allow or suffer any liens, (vi) maintain collateral accounts, (vii) pay dividends or make distributions or repurchase capital stock, (viii) make investments, (ix) enter into certain transactions with affiliates, (x) make payments on or increase the amount of subordinated debt, and (xi) become an investment company.

The Financing Agreement also contains customary events of default, including, among others, payment defaults, breach of covenant defaults, bankruptcy and insolvency defaults, cross defaults with certain material indebtedness, judgment and penalty defaults, and inaccuracy of representations and warranties defaults. If an event of default occurs and is continuing, SVB may declare all of Appian’s outstanding obligations under the Facility to be immediately due and payable and exercise other rights and remedies provided for under the Financing Agreement. During the existence of an event of default, amounts due under the Financing Agreement will bear interest at a rate per annum equal to 5.00% above the rate otherwise applicable to such amounts.

A copy of the Financing Agreement and the Schedule and Exhibits thereto is attached as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the Financing Agreement is not complete and reference is made to the Financing Agreement, the text of which is incorporated herein by reference, for its complete terms. The foregoing description of the Financing Agreement is qualified in its entirety by reference to such exhibit.
Item 1.02 Termination of a Material Definitive Agreement.

In connection with the execution of the Financing Agreement, on November 1, 2017, Appian terminated its Second Amended and Restated Loan and Security Agreement, as amended (the “Prior Financing Agreement”), between Appian, as Borrower, and SVB. The Prior Financing Agreement consisted of a $5.0 million senior revolving credit facility, a $20.0 million senior term loan, and a $10.0 million subordinated term loan. As of November 1, 2017, there were no outstanding borrowings under the Prior Financing Agreement.

Item 2.02 Results of Operations and Financial Condition.
On November 2, 2017, Appian issued a press release announcing its financial results for the quarter ended September 30, 2017. Appian's press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information included in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As described above in Item 1.01, on November 1, 2017, Appian entered into the Financing Agreement. The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1*	Third Amended and Restated Loan and Security Agreement, dated as of November 1, 2017, by and between Appian Corporation and Silicon Valley Bank.
99.1	Press release dated November 2, 2017.
*Confidential treatment has been requested with respect to portions of this exhibit, which has been filed separately with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Appian Corporation

Date: November 2, 2017	By:	/s/ Mark Lynch
Mark Lynch
Chief Financial Officer